Exhibit 15.1

[Maples and Calder letterhead]

Our ref          CGW\303788\5185858v1

Direct tel       +852 3690 7477

Email            carrie.wong@maplesandcalder.com

51job, Inc.

Building 3, No. 1387, Zhang Dong Road

Shanghai 201203

People’s Republic of China

12 April 2012

Dear Sir

Re: 51job, Inc.

We have acted as legal advisors as to the laws of the Cayman Islands to 51job, Inc., an exempted limited liability company incorporated in the Cayman Islands (the “Company”), in connection with the filing by the Company with the United States Securities and Exchange Commission of an annual report on Form 20-F for the year ended December 31, 2011.

We hereby consent to the reference of our name under the heading “Additional Information — Taxation” in the Form 20-F.

Yours faithfully

/s/ Maples and Calder

Maples and Calder